Carmen Joseph Carbona

November 20, 2018

Board of Directors
All State Properties Holdings, Inc.

Gentlemen:

I hereby resign all my positions with All State Properties Holdings, Inc. (the "Company") including Director, Chief Financial Officer and Secretary effective today November 20, 2018.

This resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Sincerely,

Carmen Joseph Carbona